Exhibit 99.1

Cornerstone Bancshares, Inc. Announces Cash Dividend
Tuesday, November 26, 2007 8:00 AM
- PR Newswire

HIXSON, Tenn., November 26, 2007 /PRNewswire-FirstCall via COMTEX/ -- Cornerstone Bancshares, Inc. (OTC Bulletin Board: CSBQ) today announced the following:

Cornerstone Bancshares, Inc Board of Directors announced its expected annual dividends for 2008. The dividend $.07 a share was announced as a quarterly dividend which represents a 40.0% increase over last year’s dividends. The dividend was increased due to the Company’s success in 2007 and the positive outlook the Company has for 2008. The dividend will be issued to shareholders of record as of December 14, 2007, and will be paid January 4, 2008.

Cornerstone Bancshares, Inc. is a one-bank holding company serving the Chattanooga, Tennessee MSA with 5 branches and one loan production office in Dalton, GA and one loan production office in Knoxville, TN and $450 million in assets specializing in business financial services.

Contact:

Cornerstone Bancshares, Inc., Chattanooga, TN
Frank Hughes
President & COO, Cornerstone Community Bank
PH#(423)385-3009,Fax# (423)385-3100
email: fhughes@cscb-chatt.com